Exhibit 4

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	September 30, 1997
Date of Report	Nov 24, 1997

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Nov 25, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Nov 25, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

SEPTEMBER 30

(expressed in U.S. dollars)

	1997	1996
ASSETS
CURRENT
Cash	$586,293	$515,712
Accounts receivable	582,062	668,117
Inventories	337,019	423,733
Prepaid expenses	54,535	58,779

	1,559,909	1,666,341
CAPITAL ASSETS	223,597	367,053
OTHER ASSETS	642,569	666,707

	$2,426,075	$2,700,101

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$584,911	$586,873
Due to affiliated company	—	47,829
Current portion of long-term debt	1,737,546	1,396,801

	2,322,457	2,031,503
LONG-TERM DEBT	2,234,798	2,345,950

	4,557,255	4,377,453
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	(4,326)	37,709
Deficit	(29,494,469)	(29,082,676)

	(2,131,180)	(1,677,352)

	$2,426,075	$2,700,101

Approved by the Directors:

Director

Director

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	1997	1996	1995
INCOME
Sales	$896,780	$893,844	$731,299
Cost of sales	413,804	383,523	441,687

	482,976	510,321	289,612

EXPENSES
Sales and marketing	328,931	334,006	303,456
Administration	143,604	141,290	134,689
Research and development	22,610	24,348	13,535
Interest on long-term debt	77,378	78,628	79,085

	572,523	578,272	530,765

Loss from operations	89,547	67,951	241,153
Other income - net	(11,260)	(8,601)	(7,306)

Loss for the period	78,287	59,350	233,847
Deficit, beginning of period	29,416,182	29,023,326	28,117,944

Deficit, end of period	$29,494,469	$29,082,676	$28,351,791

Loss per share	$0.02	$0.01	$0.06

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	1997	1996	1995
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(78,287)	$(59,350)	$(233,847)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	63,872	68,980	107,015
Amortization of discount on long-term debt	64,029	65,207	64,444

	49,614	74,837	(62,388)
Net change in working capital items (Note 2):	(141,283)	(209,222)	103,444

	(91,669)	(134,385)	41,056

FINANCING ACTIVITY
Principal payments on long-term debt	(8,714)	(8,438)	(11,364)

INVESTING ACTIVITY
Purchase of capital and other assets	(9,263)	(7,244)	(14,629)

INCREASE (DECREASE) IN CASH	(109,646)	(150,067)	15,063
Effect of exchange rate changes on cash	(362)	(924)	(70)
CASH, BEGINNING OF PERIOD	696,301	666,703	669,224

CASH, END OF PERIOD	$586,293	$515,712	$684,217

Supplemental disclosure of cash flow information Cash paid during the period for interest	$13,809	$13,433	$13,559

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

September 30, 1997

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended September 30, 1997 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1997.

1.	SHARE CAPITAL

	Three Months Ended September 30, 1997		Three Months Ended September 30, 1996
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25 per share, of which 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

As consideration for a $450,000 non-revolving term note, the Company has granted warrants entitling the lender to purchase up to 315,000 common shares of the Company at an exercise price of Cdn $3.00 per share expiring on January 19, 1998.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1997	1996	1995
Net change in working capital items:
Accounts receivable	$53,313	$(158,609)	$(23,545)
Inventories	(50,942)	(59,977)	36,540
Other assets	20,878	23,175	45,647
Accounts payable	(164,532)	(13,811)	44,802

	$(141,283)	$(209,222)	$103,444

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

September 30, 1997

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collaterlized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in long-term liabilities are four instalments on the non-interest bearing note that were due on January 31, 1995 and July 31, 1995, January 31, 1996, and January 31, 1997 of approximately $145,000, $144,000, $303,877, and $319,070 respectively, which are past due. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	700 - 1285 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	September 30, 1997
Date of Report	Nov 24, 1997

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Nov 25, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Nov 25, 1997
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 1997

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the quarter ended September 30, 1997.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the quarter ended September 30, 1997 were:

	Sales and Marketing	Administration
Consulting fees	$25,137	$31,176
Bad debts	—	6,600
Depreciation and amortization	1,229	26,019
License, taxes and regulatory fees	—	15,552
Office, insurance and supplies	7,424	45,451
Professional fees	—	9,807
Promotion and advertising	72,956	—
Rental and utilities	8,073	83,340
Travel and entertainment	23,909	5,716
Wages and benefits	152,111	60,286
Allocated expenses	38,092	(140,343)

	$328,931	$143,604

Cost of Sales:
Cost of Sales for the quarter ended September 30, 1997 were:

Payroll and Benefits	$153,792
Raw materials and Supplies	177,119
Allocations and Other Expenses	82,893

$413,804

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $1,500.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended September 30, 1997.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended September 30, 1997

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 1997

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT SEPTEMBER 30, 1997

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1997.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT SEPTEMBER 30, 1997

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1997.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT SEPTEMBER 30, 1997

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1997.

d)	DIRECTORS AS AT SEPTEMBER 30, 1997

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

SEPTEMBER 30, 1997

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the quarter ended September 30, 1997 the Company maintained its revenue position with sales slightly greater than the sales achieved in the comparable quarter of the prior year. Gross margin for the three months ended September 30, 1997 is down 3%, as compared to the same period in the previous fiscal year. This decrease is primarily due to increased costs associated with compliance with new United States federal quality system regulations and the establishment of additional quality systems necessary to obtain European quality certification. The European certification is expected during 1998. Expenses and other net income were comparable with the prior year, resulting in loss for the period increasing to $78,287, as compared to a loss of $59,350 during the first quarter of the prior fiscal year. Subsequent to quarter end, the Company launched a new visibility tinted multifocal lens (Unilens38™). Manufacturing yields and clinical results on the Unilens38™ have been favourable. The lens is being marketed as a compliment to the existing Unilens products to expand market share.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $91,669 was recorded for the three months ended September 30, 1997, partly due to costs associated with the build-up of new product inventory. There were no significant financing or investing activities during quarter ended September 30, 1997.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at September 30, 1997. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.